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    February 15, 2000

SEPARATION AND CONSULTING AGREEMENT

    This Separation and Consulting Agreement (the "Agreement") is made and entered into on February 18, 2000 by and between Richard P. Goldhaber ("Goldhaber"), a Minnesota resident, and Minntech Corporation ("Company"), a Minnesota corporation.

BACKGROUND

    A.  Goldhaber has been employed by the Company as its Vice President Research and Development for seven years.

    B.  Goldhaber has decided to retire from the Company effective April 1, 2000.

    C.  The parties have agreed that Goldhaber will continue to render services to the Company as a consultant.

    D.  The parties are concluding their employment relationship amicably, but mutually recognize that any employment relationship may give rise to potential claims or liabilities.

    E.  The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other but Goldhaber and the Company desire to resolve all issues potentially in dispute between them.

    F.  Goldhaber and the Company have agreed to a full settlement of all issues potentially in dispute between them.

    G.  One of the purposes of this Agreement is to provide for the exchange of consideration between the parties, to provide for the exchange of releases of claims and potential claims between the parties, and to consolidate within one document the parties' continuing obligations to each other.

    NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:

1.  Release of Claims by Goldhaber.  Concurrently with the execution of this Agreement and on April 1, 2000, Goldhaber will also execute two Releases, both in the form attached to this Agreement as Exhibit A ("Goldhaber Release"), in favor of the Company, its insurers, affiliates, divisions, directors, officers, employees, agents, successors, and assigns. This Agreement shall not be interpreted or construed to limit the Goldhaber Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Goldhaber Release.

2.  Release of Claims by the Company.  Concurrently with the execution of this Agreement and on April 1, 2000, the Company will also execute two Releases, in the form attached to this Agreement as Exhibit B ("Minntech Release"), in favor of Goldhaber and his heirs, successors, representatives, and assigns. This Agreement shall not be interpreted or construed to limit the Minntech Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Minntech Release.

3.  Consulting Relationship.  Goldhaber will become a consultant to the Company and shall perform such services for the Company as set forth in this paragraph 3.

    a.  Term. Goldhaber's consultancy with the Company shall begin on April 2, 2000 and end on April 1, 2001 (the "Consultancy Period").

    b.  Status. As a consultant to the Company, Goldhaber shall be an independent contractor and not an employee of the Company.

    c.  Reporting Relationship. Goldhaber will interact with and report to the Company's President and Chief Executive Officer (the "CEO").

    d.  Duties. Goldhaber shall perform work for the Company, at the Company's request and subject to the limitations described in subparagraph 3.e., related to Minntech Products (defined in subparagraph 8(a)(iii) below). By way of example, Goldhaber will (i) consult with the Company's senior managers and other Directors at their request at mutually agreed upon times (ii) advise the Company's senior managers at their request at mutually agreed upon times concerning research and development, and product development efforts; and (iii) monitor industry trends through attendance at industry trade shows at mutually agreed upon times, review of scientific literature and competitors' publications, and review of patents and other relevant publications. In addition, the CEO and Goldhaber may agree in advance to work on other special projects, in which event the parties will agree on: (i) the scope and objectives of the project; (ii) whether the project will result in a report or other tangible outcome; (iii) the deadline for completion of the project; and (iv) compensation as set forth in paragraph 3.e.

    e.  Time. At the Company's request, Goldhaber will devote up to a maximum of 30 hours per month to his duties as a Consultant. Any compensation for time spent in excess of 30 hours per month shall be billed by Goldhaber separately and in accordance with project proposals submitted by Goldhaber to CEO from time to time.

    f.   Location. Goldhaber will perform his duties as a consultant at any location chosen by him (including his residence).

    g.  Expenses. The Company will reimburse Goldhaber for his actual operating expenses as a consultant, such as the charges he incurs for his use of telephones, fax machines, copiers, etc. In addition, the Company will reimburse Goldhaber for his actual travel expenses, such as registration fees, air fare, hotel, meals, ground transportation, and incidentals, for his attendance at industry trade shows outside the Twin Cities metropolitan area, so long as Goldhaber's attendance at a given trade show is approved in advance by the CEO. Goldhaber will be responsible for submitting to the CEO a report on a form provided by the Company showing all of his monthly operating expenses and travel expenses as a consultant to the Company with supporting documentation. The Company will make reimbursement payments to Goldhaber within 30 days following the Company's receipt of an expense report from him.

    h.  Intellectual Property.

     (i) All Inventions related to Minntech Products (defined in subparagraph 8(a)(iii) below) made by Goldhaber during the Consultancy Period are the exclusive property of the Company unless released to Goldhaber in writing by the CEO.

    (ii) Except as otherwise provided in subparagraph h.(iii)(b) below, the Company will not be required to designate Goldhaber as inventor of any invention or author or any related documentation distributed publicly or otherwise. Goldhaber waives and releases, to the extent permitted by law, all rights to the foregoing.

    (iii) Goldhaber further agrees that he will:

      A.  promptly and fully disclose all Inventions in writing to the CEO; such disclosure will include, if requested, a detailed report of the procedures employed and the results achieved by Goldhaber; and

      B.  give the Company all assistance it requires to perfect, protect, and use its rights to Inventions, including, but not limited to, signing all documents, doing all things, and supplying all information that the Company may deem necessary or desirable to: (1) transfer or record the transfer of Goldhaber's entire right, title, and interest in Inventions to the Company, and

  (2) enable the Company to obtain and maintain patent, copyright, or trademark protection for Inventions anywhere in the world.

    (iv) The obligations of this subparagraph 3.h. will continue beyond the end of the Consultancy Period with respect to Inventions conceived or made by Goldhaber during the Consultancy Period. For purposes of this Agreement, any Invention relating to existing or reasonably foreseeable Minntech Products or related to areas in which Goldhaber provides consulting services and for which Goldhaber files a patent application within one year after the end of the Consultancy Period will be presumed to be an Invention conceived by Goldhaber during the Consultancy Period, subject to proof to the contrary that such Invention was conceived and made following termination of the Consultancy Period. "Reasonably forseeable" as used in this Agreement shall mean any product development or plans for product development with respect to products which exist as of April 1, 2000.

    (v) For purposes of this subparagraph 3.h., "Invention" means any invention, discovery, improvement, concept, idea, whether or not patentable (including those which may be subject to copyright protection), including, but not limited to, computer software and hardware technology, machines, devices, processes, methods, techniques, and formulae which are generated, conceived, or reduced to practice by Goldhaber alone or in conjunction with others, during or after working hours, while serving as a consultant to the Company.

    (vi) Goldhaber is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, trade secret information, or Confidential Information (defined in subparagraph 8.(a)(iv) below) of the Company was used and which was developed entirely on Goldhaber's own time, and (1) which does not relate directly to the existing business of the Company or to the Company's actual or reasonably foreseeable research or development; or (2) which does not result from any work performed by Goldhaber for the Company.

    i.   Termination. Goldhaber's consultancy with the Company will end immediately upon his death or disability; Goldhaber's receipt of written notice from the Company of the termination of Goldhaber's consultancy for Cause; or upon expiration of the term of the consultancy. The date on which the consultancy ends will be the "Consultancy Termination Date."

    j.   Payments upon Termination. (i) If Goldhaber's consultancy ends by reason of expiration of the term of the consultancy or if Goldhaber dies or becomes disabled prior to April 1, 2001, then the Company will pay Goldhaber's Consultant's Fee through the end of the Consultancy Period. (ii) If Goldhaber's consultancy ends by reason of termination by the Company for Cause, then the Company shall pay Goldhaber's Consultant's Fee through the end of the month in which the Consultancy Termination Date occurs. Termination of Goldhaber's consultancy by the Company for Cause as used herein shall mean termination for:

    A.
    Goldhaber's failure or refusal to perform his duties as a consultant under this Agreement, provided that the Company first gives Goldhaber written notice of such failure or refusal and allows him 30 days thereafter to remedy or correct such failure or refusal; or

    B.
    material breach of the Agreement by Goldhaber.

"Disability" as used herein shall mean the inability of Goldhaber to perform his duties as a consultant by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 hours or more. A period of inability will be "uninterrupted" unless and until Goldhaber is able to work as a consultant for a continuous period of at least 30 hours per month.

4.  Payments.  In consideration of Goldhaber's past services to the Company as an employee and officer of the Company and his agreements to continue to render services to the Company as a consultant and not to enter into competition with the Company as provided in this Agreement, the Company will make the payments set forth in subparagraphs 4.a. and 4.b. below to Goldhaber or for his benefit, but only if (i) Goldhaber has not rescinded this Agreement or the Goldhaber Release within the applicable rescission period; and (ii) the Company has received written confirmation from Goldhaber, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the applicable rescission period, that Goldhaber has not rescinded and will not rescind this Agreement or the Goldhaber Release. Payment of any amount set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. The payments set forth below will be sent by first-class mail to Goldhaber's last known residence address, unless he advises the Company in writing that he wants the payments sent to a different address.

    a.  Consultancy Fee. The Company shall pay Goldhaber (or his designated beneficiary or estate, as the case may be) a total amount equal to $224,430.00, in 26 approximately equal bi-monthly installments less applicable payroll and legal withholding taxes during the period between April 2, 2000 and April 1, 2001; provided, however, that no installment will be paid to Goldhaber before the second business day following the expiration of the applicable rescission period (the "Payment Date"). Any installments otherwise due prior to the Payment Date will not be forfeited but will be paid to Goldhaber on the Payment Date. The Company shall also pay to Goldhaber on April 2, 2000 a lump sum payment $12,659.40 less applicable payroll and legal withholding taxes for earned vacation of 15 days.

    b.  Other. The Company shall also pay fees associated with tax preparation for Goldhaber by Ernst & Young for calendar year 1999. Goldhaber will also be eligible under the Minntech Management Incentive Compensation Plan for a performance bonus for work performed during fiscal year ending March 31, 2000, which is payable on or about June, 2000. Goldhaber acknowledges, however, that the determination of the amount of bonus paid to any employee is based upon the CEO's evaluation of such employee's individual performance during the fiscal year in question and may vary from employee to employee. Goldhaber also acknowledges that any award of bonus is subject to the approval of the Company's Compensation Committee. Because any determination with respect to performance bonuses has not yet been made, Minntech cannot guarantee any fixed amount at this point in time.

    c.  Beneficiary Designation. Any designation of a beneficiary for purposes of subparagraphs 4.a. above must be made by Goldhaber in writing and must be furnished to the Company's Vice President and General Counsel. If no effective beneficiary designation is on file with the Company at the time of Goldhaber's death, then any remaining Consultant's Fee will be paid to his estate.

5.  Stock Options.  Goldhaber is a participant in the Company's 1989 and 1998 Stock Option Plans (the "Stock Plans"). Under the terms of the Stock Plans and Goldhaber's agreements relating to options to purchase shares of the Company's common stock, Goldhaber is fully vested in options to purchase a total of 117,500 shares of the common stock of the Company, which are listed in Schedule 1 attached to this Agreement. The aforementioned options shall be exercisable until April 1, 2001. Goldhaber understands that if he does not exercise his incentive stock options to purchase 37,806 shares of common stock of the Company (the "37,806 Shares") on or before June 1, 2000, then the 37,806 Shares will become nonqualified stock options.

6.  Insurance Continuation.

    a.  Health Insurance. During the Consultancy Period the Company shall make group health insurance and supplemental life insurance available to Goldhaber on the same basis and on the same terms that such insurance is made available to senior executives of the Company. So long as Goldhaber is covered under the Company's group health insurance program, the Company will pay the same portion of the premium as the Company pays for its senior executives for such coverage, and any portion of the premium for such coverage payable by Goldhaber will be paid by him at least monthly on or before the last day of each month during which he is subject to such coverage. The Company will have no obligation to pay any portion of any premiums for either group health insurance coverage or for an individual health insurance policy provided by the Company after the month in which the Consultancy Period ends. Goldhaber acknowledges that his separation from the Company as of April 1, 2000 is a qualifying event under COBRA and that his right to elect under COBRA health insurance coverage provided by the Company will terminate no later than October 1, 2001 as provided by current law. If the Consultancy Period ends for any reason prior to October 1, 2001, then Goldhaber will have the right to elect under COBRA group health insurance coverage provided by the Company under such terms as are made available to similarly-situated former employees of the Company, provided that Goldhaber pays 102 percent of the cost of the lowest-cost group health insurance option provided by the Company as provided by law until October 1, 2001, or until he obtains other qualifying group coverage or his COBRA rights terminate for some other reason, if earlier.

    b.  Life Insurance. Goldhaber will have the right to continue his group life insurance and supplemental life insurance coverage after April 1, 2000 under Minnesota law under such terms as are made available to similarly-situated former employees of the Company, provided that Goldhaber pays 102 percent of the cost of that insurance as provided by law, for 18 months, or until he obtains other qualifying group coverage or his statutory rights terminate for some other reason, if earlier.

7.  Retirement Plans.  Goldhaber is a participant in the Minntech Profit Sharing and Retirement Plan and in the Supplemental Executive Retirement Plan (the "Retirement Plans"). Goldhaber will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans.

8.  No-Competition, Non-Solicitation, and Non-Disclosure Agreements.

    a.  Agreement Not to Compete.

     (i) Goldhaber will not, on or before April 1, 2003, without the prior written consent of the Company, either directly or indirectly through third parties, on his own account or in the service of others, engage in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during the Consultancy Period.

    (ii) For purposes of this Agreement "Competitive Product" means any product, process, or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed, or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with, or is used for the same purposes as an existing or reasonably foreseeable Minntech Product; or in a product area with respect to which Goldhaber has specifically provided consulting services to the Company.

    (iii) For purposes of this Agreement "Minntech Product" means any existing product, process, or service or reasonably foreseeable product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that, within three years prior to the termination or expiration of the Consultancy Period, was being designed, developed, assembled, manufactured, marketed, or sold by the Company, or with respect to which the Company had acquired Confidential Information which it intends to use in the design, development, manufacture, assembly, or sale of a product or service.

    (iv) For purposes of this Agreement "Confidential Information" means information not generally known, including trade secrets, about the Company's methods, processes, and products, including, but not limited to, information relating to such matters as research and development, manufacturing methods, processes, techniques, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to Goldhaber or to which Goldhaber has access during the Consultancy Period or had access during the time of his employment with the Company, which he has a reasonable basis to believe is Confidential Information or which is treated by the Company as Confidential Information, will be presumed to be Confidential Information.

    b.  Agreement Not to Solicit Employees. Goldhaber will not, on or before April 1, 2003, without the prior written consent of the Company, solicit any person who is then employed by or otherwise engaged to perform services for the Company to terminate his or her relationship with the Company or interfere with the Company's relationship with any such person. Goldhaber will not, on or before April 1, 2003, without the prior written consent of the Company, provide substantive or qualitative information regarding any person who is then employed by or otherwise engaged to perform services for the Company to any person or entity engaged in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during Consultancy Period.

    c.  Agreement Not to Disclose Confidential Commercial Information. Goldhaber will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company, either during or after the Consultancy Period or during or after the time of his employment with the Company. Goldhaber will hold secret and confidential all data used or processed by the Company concerning which Goldhaber has acquired knowledge or information during the Consultancy Period or during the time of his employment with the Company. Goldhaber will not disregard his obligations of confidence by using any trade secret or other confidential business and/or technical information of which he becomes informed during the Consultancy Period or was informed during his employment to guide him in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

    d.  Scope of Restrictions. The parties intend that, if any court of competent jurisdiction holds that any restriction in subparagraphs 8.a. through 8.c. above exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

9.  Company Cooperation.  The Company will ensure that all proper steps are followed to comply with Goldhaber's written instructions with respect to his stock options, retirement benefits, and health and life insurance benefits, and will provide him with information that he reasonably requires in accordance with the applicable employee benefit plans sponsored by the Company in which he is a participant.

10.  Indemnification.  Notwithstanding Goldhaber's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Goldhaber will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to senior executive officers of the Company, now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company and under applicable law or otherwise, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

11.  Goldhaber Representation.  Goldhaber represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in paragraph 302A.531 of the Minnesota Statutes.

12.  Company Representation.  The Company represents that on the date of this Agreement no transaction or other event has occurred that would constitute a "Change in Control" as that term is defined in the Management Agreement dated September 1, 1996 between Goldhaber and the Company.

13.  Mutual Confidentiality.

    a.  General Standard. It is the intent of the parties that the terms of Goldhaber's separation from the Company, including the provisions of this Agreement and the Goldhaber Release and the Minntech Release (collectively "Confidential Separation Information"), will be forever treated as confidential. Accordingly, Goldhaber and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 13.b. below.

    b.  Exceptions.

      (i)  It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information to the Company's directors and stockholders or in public filings in the form of proxy statements or other reports required by securities laws or to governmental agencies as required by law, including, but not limited to, the Securities and Exchange Commission and any federal or state tax authority. Goldhaber acknowledges that the Company will be required to file a copy of this Agreement and the attachments hereto with the Securities and Exchange Commission.

      (ii) It will not be a violation of this Agreement for Goldhaber to disclose Confidential Separation Information to his immediate family, his attorneys, his outplacement consultants, or his accountants or tax advisors.

      (iii) It will not be a violation of this Agreement for Goldhaber to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of subparagraphs 8.a., 8.b., and 8.c. above. Nor will it be a violation of this Agreement for Goldhaber to inform Company employees who ask him about employment opportunities outside the Company that the terms of paragraph 8.b. above preclude him from engaging in certain activities that could interfere with their employment with the Company.

      (iv) It will not be a violation of this Agreement for either party to disclose Confidential Separation Information to the Company's auditors, its attorneys, or its directors, officers, employees, or agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company.

14.  Mutual Non-Disparagement.  Goldhaber will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Goldhaber. The Company and Goldhaber agree that the circumstances surrounding Goldhaber's separation from the Company will be conveyed to non-Minntech third parties questioning such separation in a manner consistent with the exit letter attached as Schedule 2.

15.  Claims Involving the Company.  Goldhaber will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Goldhaber voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Goldhaber from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

16.  Company Property.  The Company hereby sells to Goldhaber for $1.00 the mobile telephone the Company has previously provided to him and agrees to allow Goldhaber the use of the mobile telephone for business purposes up to a maximum charge of $50 per month until the earlier of (i) the expiration of the Consultancy Period or (ii) upon full-time employment by a third party. Goldhaber shall return to the Company all other equipment, computers, fax machines, records, correspondence, documents, financial data, plans, computer disks, and other tangible property in his possession and all copies thereof, if any, belonging to the Company, wheresoever located. Goldhaber acknowledges that all files related to the Company's research and development activities that may have been downloaded onto his personal computer during his employment with the Company and all copies thereof constitute confidential information of the Company and is the property of the Company for purposes of this paragraph 16 and shall be returned to the Company and otherwise immediately deleted from all computer systems under Goldhaber's control.

17.  Time to Consider Agreement.  Because this Agreement includes a release of any rights Goldhaber may have under the Age Discrimination in Employment Act, under federal law the parties acknowledge that Goldhaber is entitled to a period of at least 21 days from receipt of this Agreement to decide whether to sign this Agreement and the Goldhaber Release, which 21 day period will commence on the date on which Goldhaber receives copies of this Agreement and the Goldhaber Release for review. Goldhaber represents that if he signs this Agreement and the Goldhaber Release before the expiration of the 21 day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Goldhaber Release.

18.  Right to Rescind or Revoke.  Goldhaber understands that he has the right to rescind or revoke this Agreement and the Goldhaber Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter time periods provided by law). Goldhaber understands that this Agreement and the Goldhaber Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Goldhaber Release and any applicable rescission period has expired. Goldhaber understands that if he wishes to rescind, the rescission must be in writing and hand delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Ms. Barbara A.Wrigley, General Counsel, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (b) delivered to Ms. Wrigley within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Ms. Barbara A. Wrigley, General Counsel, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (c) sent by certified mail, return receipt requested.

19.  Full Compensation.  Goldhaber understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Goldhaber for and extinguish any and all of the claims Goldhaber is releasing in the Goldhaber Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

20.  No Admission of Wrongdoing.  Goldhaber understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Goldhaber. Goldhaber will not characterize this Agreement or the payment of any money or other consideration made in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

21.  Authority.  Goldhaber represents and warrants that he has the authority to enter into this Agreement and the Goldhaber Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Goldhaber Release have been assigned to any person or entity not a party to this Agreement and the Goldhaber Release.

22.  Representation.  Goldhaber acknowledges that he has had a full opportunity to consider this Agreement and the Goldhaber Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Goldhaber Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Goldhaber Release, the Minntech Release, the Stock Plans and Goldhaber's agreements relating thereto, the Retirement Plan, and any other employee benefit plans sponsored by the Company in which Goldhaber is a participant.

23.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.

24.  Invalidity.  In the event that any provision of this Agreement, the Goldhaber Release, or the Minntech Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the Goldhaber Release, or the Minntech Release, and the remaining provisions of this Agreement, the Goldhaber Release, and the Minntech Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

25.  Entire Agreement.  Before signing this Agreement, the Goldhaber Release, and the Minntech Release, the parties and their representatives engaged in discussions and negotiations and generated certain documents, in which the parties and their representative considered the matters that are the subject of this Agreement, the Goldhaber Release, and the Minntech Release. In such discussions, negotiations, and documents, the parties and their representatives may have expressed their opinions and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' respective opinions, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Goldhaber Release, the Minntech Release, the Stock Plans and Goldhaber's agreements relating thereto, the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Goldhaber is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Goldhaber Release, the Minntech Release, the Stock Plans and Goldhaber's agreements relating thereto, the Retirement Plans, or any other employee benefit plans sponsored by the Company in which Goldhaber is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

26.  Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

27.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

28.  Governing Law.  This Agreement, the Goldhaber Release, and the Minntech Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Goldhaber Release, or the Minntech Release will be governed by, the laws of Minnesota.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MINNTECH CORPORATION

/s/ Thomas J. McGoldrick

Thomas J. McGoldrick
President and CEO
GOLDHABER

/s/ Richard P. Goldhaber

Richard P. Goldhaber

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SEPARATION AND CONSULTING AGREEMENT
BACKGROUND